UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 21, 2012

GREENE COUNTY BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Federal	0-25165	14-1809721
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

302 Main Street, Catskill NY	12414
(Address of Principal Executive Offices)	(Zip Code)

                                                                                                        Registrant’s telephone number, including area code:   (518) 943-2600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors and Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 21, 2012, Greene County Bancorp, Inc. (the “Company”) received notice from board member J. Bruce Whittaker that Mr. Whittaker intends to retire from the boards of directors of the Company, Greene County Bancorp, MHC and The Bank of Greene County (the “Bank”) effective November 3, 2012, the date of the Company’s 2012 annual meeting of shareholders. There are no disagreements between the Company or the Bank and Mr. Whittaker on any matter relating to the Company’s or the Bank’s operations, policies or practices.

At the effective date of Mr. Whittaker’s retirement, the Company intends to amend its bylaws to reduce the size of its board of directors from eight to seven members.

In recognition of Mr. Whittaker’s years of service to the Company and to the Bank, and in further recognition of his dedication to and leadership of the Company and the Bank, the Board of Directors of the Company decided, on August 21, 2012, to accelerate the vesting of the phantom stock options issued to Mr. Whittaker under the 2011 Phantom Stock Option and Long-Term Incentive Plan (the “Plan”) to Mr. Whittaker’s retirement date.  Mr. Whittaker was granted 7,980 phantom stock options in 2011 and 8,379 phantom stock options in 2012 pursuant to the Plan, each subject to a three-year vesting schedule.  Mr. Whittaker’s retirement date is expected to be the date of the Company’s annual meeting, set for November 3, 2012.

Item 9.01              Financial Statements and Exhibits

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits. None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GREENE COUNTY BANCORP, INC.
DATE: August 22, 2012	By:	/s/ Donald E. Gibson
Donald E. Gibson
President and Chief Executive Officer